As filed with the Securities and Exchange Commission on December 8, 2010

Registration Statement No. 333-135054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTC BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	04-3186494
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

175 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 620-9700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William K. Heiden

President and Chief Executive Officer

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 620-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

George W. Lloyd

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Telephone: (617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-135054) (the “Registration Statement’) of GTC Biotherapeutics, Inc. (the “Company”).

On December 2, 2010 (the “Merger Date”), pursuant to the terms of a Stock Purchase and Merger Agreement, dated as of November 8, 2010 (the “Merger Agreement”), by and among the Company, LFB Biotechnologies S.A.S. (“LFB”) and LFB Merger Sub, Inc., a wholly-owned subsidiary of LFB (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock (other than shares held by LFB or Merger Sub or held by the Company as treasury shares) was converted into the right to receive cash, without interest, in an amount equal to $0.30 per share. As a result of the Merger, there is no longer any common stock of the Company outstanding.

In connection with the Merger, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 8th day of December, 2010.

GTC BIOTHERAPEUTICS, INC.

By:	/s/ William K. Heiden
William K. Heiden
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ William K. Heiden	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2010
William K. Heiden

/s/ Kristie A. Bolieau	Principal Financial Officer and Principal Accounting Officer	December 8, 2010
Kristie A. Bolieau

/s/ Christian Béchon	Director	December 8, 2010
Christian Béchon

/s/ Evelyne Nguyen	Director	December 8, 2010
Evelyne Nguyen